Exhibit 99.a

Exhibit A

FIRST EAGLE GLOBAL OPPORTUNITIES FUND

CERTIFICATE OF SECRETARY

The undersigned, Smriti Kodandapani, being the duly elected Secretary of First Eagle Global Opportunities Fund, a closed-end investment management company organized under the laws of the State of Delaware (the “Fund”), hereby certifies that the following is a true and correct copy of resolutions duly adopted by the Board of Trustees (the members thereof, each a “Trustee”) of the Fund at a meeting of the Board of Trustees on March 12, 2026, and that said resolutions are still in full force and effect:

Approval of Dissolution and Termination

WHEREAS, First Eagle Investment Management, LLC (“FEIM”), the investment adviser to the Fund, has determined that it is in the best interests of the Fund and its shareholders for the Fund to be dissolved and terminated, and has recommended such dissolution and termination to the Board of Trustees of the Fund;

NOW, THEREFORE, BE IT RESOLVED, that upon the recommendation of FEIM, the dissolution and termination of the Fund be, and hereby is, approved; and be it

FURTHER RESOLVED, that the officers of the Fund be, and each hereby is, authorized and directed to prepare and to file with the Securities and Exchange Commission an Application for Deregistration of Certain Registered Investment Companies on Form N-8F for the Fund; and be it

FURTHER RESOLVED, that the officers of the Fund be, and each hereby is, authorized and directed to prepare and to file with the Delaware Secretary of State a Certificate of Cancellation of Statutory Trust for the Fund.

General Authorization

RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized, empowered and directed on behalf of the Fund to do and perform or cause to be done and performed, in the name of the Fund, such acts and to pay or cause to be paid by the Fund such costs and expenses, and to prepare or cause to be prepared, negotiate or cause to be negotiated, and execute and deliver or cause to be executed and delivered by or on behalf of the Fund such notices, requests, demands, directions, consents, approvals, orders, applications, certificates, agreements, amendments, further assurances or other instruments or communications as they may deem necessary or advisable in order to carry into effect the intent of the resolutions adopted at this meeting (the “Meeting”), or to consummate the transactions contemplated thereby, or to comply with the requirements, to implement the terms or satisfy the conditions of any filings and documents approved and authorized by the foregoing (including, without limitation, the obtaining of any necessary or appropriate consents and/or approvals of other persons or agencies or authorities); and be it

FURTHER RESOLVED, that all actions, transactions, events and practices regarding the Fund (or the operation thereof), implemented or to be implemented by the Fund, or taken or to be taken by the Fund, that are described in the resolutions adopted at this Meeting be, and hereby are, authorized, confirmed, ratified and approved in all respects; and be it

FURTHER RESOLVED, that any and all prior lawful actions taken by any officer of the Fund or any person or persons designated and authorized to act by a Trustee or officer in connection with the matters contemplated by the resolutions adopted at this Meeting which would have been authorized by those resolutions except that such actions were taken prior to the adoption of those resolutions are severally authorized, ratified, confirmed, approved and adopted as being action of the Fund; and be it

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of the resolutions adopted at this Meeting to such government bodies, agencies, persons, firms or corporations such officers may deem necessary and to identify by his or her signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and be it

FURTHER RESOLVED, that in every instance in the resolutions adopted at this Meeting where an officer of the Fund is authorized to take such actions or make such changes to a document as he or she determines to be necessary, desirable or appropriate, then the taking of the action or the execution of such document with such changes shall evidence conclusively his or her determination that such actions or changes to such documents are necessary, desirable or appropriate (as applicable); and be it

FURTHER RESOLVED, that each of the officers of the Fund is hereby authorized in the name and on behalf of the Fund, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the resolutions adopted at this Meeting.

By: /s/ Smriti Kodandapani
Name: Smriti Kodandapani
Title: Secretary